Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER 2012 SALES AND EARNINGS

Bluffton, Indiana - July 31, 2012 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2012 diluted earnings per share (EPS) of $1.04, a record for any quarter in the Company's history, and an increase of 14 percent compared to 2011 second quarter diluted EPS of $0.91. In the second quarter of 2012, the Company's adjusted EPS was $1.06, a 15 percent increase over the adjusted EPS during the second quarter 2011 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). Second quarter 2012 sales were $246.7 million, an increase of 10 percent compared to 2011 second quarter sales of $224.1 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“During the second quarter last year we achieved the highest sales and earnings for any quarter in the Company's history, so we are especially pleased to announce that, despite significant foreign currency translation headwinds, we exceeded this difficult comparison by posting double digit percentage increases on both the top and bottom lines. Our organic sales growth rate, which excludes both acquisitions and foreign currency translation, was about 6 percent for the second quarter and reflects solid increases in our North American and South American Water businesses as well as our Fueling business. Our growth was driven by a combination of Water Systems market share gains in the United States, price increases across many of our global product lines, continued robust demand for agricultural irrigation pumps, and the success of recently launched new products.”

Key Performance Indicators:

Net Sales	For the Second Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2011	$183.5	$40.6	$224.1

Acquisitions	$20.7	$—	$20.7
Foreign Exchange	$(10.5)	$(1.5)	$(12.0)
Volume/Price Change	$9.1	$4.8	$13.9
Sales for 2012	$202.8	$43.9	$246.7

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2012	2011	Change

Net Income attributable to FE Co., Inc. Reported	$24.8	$21.7	14%

Non-GAAP adjustments (before tax):
Restructuring	$0.1	$0.5
Acquisition related items	$0.8	$—

Non-GAAP adjustments, net of tax:
Restructuring	$0.1	$0.3
Acquisition related items	$0.6	$—

Net Income attributable to FE Co., Inc. after Non-GAAP Adjustments (Adjusted net income)	$25.5	$22.0	16%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2012	2011	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.9	23.7	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$1.04	$0.91	14%

Restructuring Per Share, net of tax	$—	$0.01
Acquisition related items Per Share, net of tax	$0.02	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$1.06	$0.92	15%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2012
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$40.1	$9.0	$(11.6)	$37.5
% Operating Income To Net Sales	19.8%	20.5%		15.2%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Acquisition related items	$0.8	$—	$—	$0.8
Operating Income after Non-GAAP Adjustments	$41.0	$9.0	$(11.6)	$38.4
% Operating Income to Net Sales after Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	20.2%	20.5%		15.6%

	For the Second Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$36.3	$7.3	$(10.8)	$32.8
% Operating Income To Net Sales	19.8%	18.0%		14.6%

Non-GAAP Adjustments:
Restructuring	$0.5	$—	$—	$0.5
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$36.8	$7.3	$(10.8)	$33.3
% Operating Income to Net Sales after Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	20.1%	18.0%		14.9%

Fueling Systems

Fueling Systems operating income and margins both increased sharply during the second quarter 2012 compared to the second quarter of the prior year. Operating income increased by 23 percent, and operating income margin was 20.5 percent, an increase of 250 basis points compared to the second quarter of the prior year. This profit improvement can be attributed to a combination of solid sales growth, expense control, and effective first quarter pricing actions.

While reported second quarter Fueling Systems sales growth was 8 percent, sales growth excluding the impact of foreign currency translation was 12 percent. This growth was driven primarily by strong shipments of fuel pumping systems in the Asia/Pacific region where the Company was awarded a large supply contract with a state owned oil company, continued mid-single digit sales growth in the U.S. and Canada, and strong customer demand for a number of new products including the Colibri® and TS 550 evo® fuel management systems and the new Gemini® fuel containment system.

Water Systems

Water Systems revenues were $202.8 million in the second quarter 2012, an increase of $19.3 million or about 11 percent versus the second quarter 2011. Sales from businesses acquired during the last 12 months were $20.7 million or 11 percent. Water Systems sales were reduced by $10.5 million or a decrease of about 6 percent in the quarter due to foreign currency translation impacts as the U.S. dollar strengthened against many international currencies. Water Systems sales growth for the second quarter, excluding sales from acquisitions and the impact of foreign currency translation, was 5 percent.

Water Systems sales in the U.S. and Canada were 39 percent of consolidated sales and grew by about 5 percent compared to the second quarter of the prior year.

Leading the Company's growth in the U.S. and Canada were sales of pumping systems for industrial and irrigation applications, which increased by about 18 percent during the second quarter compared to the second quarter of the prior year. Favorable planting conditions in the early spring combined with hot and dry conditions in much of the U.S. and Canada since then have resulted in strong demand for agricultural irrigation products. Sales of electronic drives increased by about 28 percent in the second quarter as more end users purchase these devices to control water pressure, reduce energy costs and increase pumping system life.

Sales of pumping systems for residential and light commercial groundwater increased by about 14 percent compared to the second quarter of the prior year due primarily to ongoing share gains. Wastewater pump sales in the U.S. and Canada continued to be lower as drier weather reduced demand for residential sump, sewage and effluent pumps compared to the prior year.

Water Systems sales in Latin America were about 11 percent of consolidated sales for the quarter and were flat compared to the second quarter of the prior year, but the organic sales increase was about 9 percent. Organic sales growth in Brazil was particularly strong, driven in part due to the launch of several product lines including submersible pumps and motors, and a new line of energy efficient residential booster pumps. The Company's newly opened distribution center in Chile also contributed to the organic sales growth during the quarter. Sales in Argentina benefited as distributors stocked up on Franklin motors in anticipation of possible future import restrictions.

Water Systems sales in the Asia Pacific region were 5 percent of consolidated sales and declined by about 8 percent compared to the second quarter prior year after increasing by 20 percent in the first quarter of 2012 compared to the first quarter of 2011. The Asia Pacific sales decline was at least partially the result of sales pulled forward in the first quarter to avoid price increases that took place during the second quarter.

Water Systems sales in EMENA, which is Europe, the Middle East and North Africa, were 16 percent of consolidated sales and grew by 1 percent compared to the second quarter 2011. EMENA's organic sales growth rate was about 5 percent. Organic sales growth in the Middle East, North Africa, and Eastern Europe was more than enough to offset organic sales declines in Western Europe.

Water Systems sales in Southern Africa represented 4 percent of consolidated sales during the second quarter and were down about 7 percent compared to the same quarter of the prior year. The entire sales reduction was caused by foreign currency translation as the second quarter organic sales growth rate in Southern Africa was 11 percent. In recent quarters the Company has invested in equipment to improve the quality and availability of progressive cavity pumps in South Africa and sales of these products grew sharply during the second quarter.

Water Systems operating income after non-GAAP adjustments was $41.0 million in the second quarter 2012, an increase of 11 percent versus the second quarter 2011. The second quarter operating income margin after non-GAAP adjustments was 20.2 percent and was up modestly compared to the second quarter of 2011.

Overall

The Company's consolidated gross profit was $84.3 million for the second quarter of 2012, an increase of $7.1 million, or about 9 percent, from the second quarter of 2011 gross profit of $77.2 million. The gross profit as a percent of net sales was 34.2 percent in the second quarter of 2012 and 34.5 percent for the second quarter of 2011. The decline in percentage terms is entirely due to the acquisition of Pioneer which has a slightly lower gross profit margin.

Selling, General and Administrative (SG&A) expenses were $46.8 million in the second quarter of 2012 compared to the $43.9 million from the second quarter of 2011, an increase of $2.9 million or about 7 percent. The increase was primarily due to SG&A expenses of businesses acquired in the last 12 months.

The Company ended the second quarter of 2012 with a cash balance of about $86 million which was $67 million less than at the end of 2011. The cash balance decreased primarily as a result of the Pioneer acquisition and seasonal working capital needs.

The Company had no outstanding balance on its revolving debt agreement at the end of the second quarter of 2012 or 2011.

Commenting on the outlook for the third quarter, Mr. Trumbull said:

“As we look forward to the third quarter we remain mindful of the ongoing weak economic conditions in Europe and the negative impact that foreign currency translation will likely have on our reported sales and earnings. During the first quarter 2012, foreign currency translation reduced our consolidated sales by about 2 percent and in the second quarter foreign currency translation lowered our reported sales by about 5 percent when compared to their respective quarters in 2011.

The key foreign currency translation rates which underlie our third quarter guidance are the Euro at 1.23 (US$/EUR), the Brazilian Real at .49 (US$/BRL) and the South African Rand at .12 (US$/ZAR). If the foreign currency translation rates remain at these levels for the third quarter, the result will be to reduce our consolidated sales by about 5 percent and our earnings per share after non-GAAP adjustments by about 8 percent compared to the third quarter of 2011.

So, even with these anticipated foreign currency translation headwinds, during the third quarter we expect our Water Systems sales and operating income after non-GAAP adjustments will grow by 7 to 11 percent driven primarily by the Pioneer acquisition and our water business in the U.S. and Canada.

We are forecasting that our Fueling Systems sales will grow by 9 to 13 percent compared to the third quarter prior year and that our Fueling Systems operating income will grow by 12 to 16 percent.

Overall we believe that our EPS after non-GAAP adjustments will increase by 9 to 13 percent compared to the third quarter of the prior year.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The second quarter 2012 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=116618&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Tuesday July 31, 2012 at 12:00 pm EDT through 12:00 midnight EDT on Tuesday August 7, 2012, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 12175287.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income attributable to Franklin Electric Co., Inc. after non-GAAP adjustments (or adjusted net income), fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net sales	$246,696	$224,119	$448,619	$409,449
Cost of sales	162,358	146,904	298,006	271,708
Gross profit	84,338	77,215	150,613	137,741
Selling, general, and administrative expenses	46,769	43,931	92,121	88,077
Restructuring (income)/expense	59	501	(14)	919
Operating income	37,510	32,783	58,506	48,745
Interest expense	(2,362)	(2,406)	(4,951)	(4,612)
Other income/(expense)	452	949	13,987	2,568
Foreign exchange income/(expense)	(357)	(938)	(655)	(1,358)
Income before income taxes	35,243	30,388	66,887	45,343
Income taxes	10,001	8,381	18,486	12,433
Net income	$25,242	$22,007	$48,401	$32,910
Less: Net income attributable to noncontrolling interests	(435)	(357)	(550)	(580)
Net income attributable to Franklin Electric Co., Inc.	$24,807	$21,650	$47,851	$32,330

Income per share:
Basic	$1.06	$0.92	$2.05	$1.38
Diluted	$1.04	$0.91	$2.00	$1.35

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2012	December 31, 2011
ASSETS

Cash and equivalents	$86,250	$153,337
Receivables	127,092	78,435
Inventories	193,900	141,693
Other current assets	30,243	27,018
Total current assets	437,485	400,483

Property, plant, and equipment, net	149,004	146,409
Goodwill and other assets	335,265	282,638
Total assets	$921,754	$829,530

LIABILITIES AND EQUITY

Accounts payable	$59,578	$45,481
Accrued expenses	56,655	64,638
Current maturities of long-term debt and short-term borrowings	21,181	13,978
Total current liabilities	137,414	124,097

Long-term debt	150,827	150,000
Deferred income taxes	40,269	15,348
Employee benefit plans	64,767	68,746
Other long-term liabilities	39,034	15,494

Redeemable noncontrolling interest	5,045	5,407

Total equity	484,398	450,438
Total liabilities and equity	$921,754	$829,530

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(In thousands)	June 30, 2012	July 2, 2011

Cash flows from operating activities:
Net income	$48,401	$32,910
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	12,885	12,729
Share-based compensation	3,056	2,216
Gain on equity investment	(12,212)	—
Other	5,560	811
Changes in assets and liabilities:
Receivables	(40,269)	(35,294)
Inventory	(30,155)	(11,282)
Accounts payable and accrued expenses	(1,160)	3,913
Other	(5,287)	(137)
Net cash flows from operating activities	(19,181)	5,866

Cash flows from investing activities:
Additions to property, plant, and equipment	(11,456)	(8,213)
Proceeds from sale of property, plant, and equipment	1,149	307
Cash paid for acquisitions	(29,564)	(24,869)
Additional consideration for prior acquisitions	—	(6,623)
Loan to customer	—	(3,340)
Proceeds from loan to customer	219	—
Net cash flows from investing activities	(39,652)	(42,738)

Cash flows from financing activities:
Change in debt	3,560	(52)
Proceeds from issuance of common stock	4,582	3,423
Excess tax from share-based payment arrangements	1,645	659
Purchases of common stock	(8,687)	(10,629)
Dividends paid	(6,549)	(6,167)
Net cash flows from financing activities	(5,449)	(12,766)
Effect of exchange rate changes on cash	(2,805)	3,741
Net change in cash and equivalents	(67,087)	(45,897)
Cash and equivalents at beginning of period	153,337	140,070
Cash and equivalents at end of period	$86,250	$94,173